UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 6, 2026

SILVERBOX CORP V

(Exact name of registrant as specified in its charter)

Cayman Islands	001-42980	N/A
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

8701 Bee Cave Road East Building, Suite 310 Austin, TX	78746
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (512) 575-3637

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Units, each consisting of one Class A ordinary share, $0.0001 par value, and one-third of one redeemable warrant	SBXE.U	New York Stock Exchange LLC
Class A ordinary shares included as part of the units	SBXE	New York Stock Exchange LLC
Redeemable warrants included as part of the units, each whole warrant exercisable for one Class A ordinary share at an exercise price of $11.50	SBXE.WS	New York Stock Exchange LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 6, 2026, the Board of Directors (the “Board”) of SilverBox Corp V (the “Company”) appointed Matt Godden and David Rone (the “Directors”) as directors of the Company, effective immediately. Messrs. Godden and Rone were also appointed to the Board’s Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee. Mr. Godden was appointed as the Chairperson of the Compensation Committee, and Mr. Rone was appointed as the Chairperson of the Nominating and Corporate Governance Committee.

Matt Godden, 44, has been serving as President, Chief Executive Officer and a director of Centerline Logistics (“Centerline”) since 2019. Mr. Godden previously served as Centerline’s Senior Vice President and Chief Operating Officer starting in 2015. From 2008 to 2014, Mr. Godden owned and operated Focus Technology, a mid-market consulting firm specializing in system and operational diligence, strategic planning, and corporate carve-outs for large private equity firms and investment banks. Mr. Godden is a former member of the executive team of the Blue Sky Maritime Coalition, aimed at achieving net-zero emissions in the North American maritime industry by 2050, and a former board member of the American Waterways Operators (AWO), a trade group representing the US tugboat, towboat, and barge industry. Mr. Godden is well qualified to serve as a director due to his extensive business and investment experience, including senior leadership roles at private companies.

David Rone, 63, has been serving as Managing Partner at Guggenheim Partners, where he leads strategic initiatives on behalf of the Chief Executive Officer, since April 2021. From April 2021 to April 2024, he also served as Co-President of Guggenheim Investments, Guggenheim’s global asset management and investment advisory division. From January 2017 to April 2021, Mr. Rone was a Senior Managing Director at Guggenheim Partners. Mr. Rone also currently serves as a senior executive at TWG Global, a holding company formed to manage investments including interests in the Los Angeles Dodgers, Los Angeles Lakers, Chelsea FC and the Cadillac F1 Team. Earlier in his career, Mr. Rone held senior leadership roles at Time Warner Cable Networks and Time Warner Cable Sports, Evolution Media Capital, CAA Sports, Fox Sports, and The Walt Disney Company. He began his career as a transactional attorney specializing in mergers and acquisitions, leveraged buyouts and corporate financing. Mr. Rone received a B.A. in Economics from Tufts University and a J.D. from Northwestern Pritzker School of Law. Mr. Rone is well qualified to serve as a director due to his significant business, investment, and financial experience.

The Company also entered into an indemnity agreement with each of Messrs. Godden and Rone in the same form as its standard form of indemnification agreement with its other directors and in the same form as previously filed with the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on December 2, 2025. Furthermore, each of Messrs. Godden and Rone is a signatory to the letter agreement, dated December 2, 2025, as previously filed with the Company’s Current Report on Form 8-K filed with the SEC on December 2, 2025, entered into by the Company and its directors and officers in connection with the Company’ initial public offering, pursuant to which Messrs. Godden and Rone has agreed to vote any Class A Ordinary Shares held by him in favor of the Company’s initial business combination; to facilitate the liquidation and winding up of the Company if an initial business combination is not consummated within 24 months or such longer period as is approved by the Company’s shareholders; and to certain transfer restrictions with respect to the Company’s securities.

There are no family relationships between Messrs. Godden and Rone and any other director or executive officer of the Company, and neither Mr. Godden or Mr. Rone was selected by the Board to serve as a director pursuant to any arrangement or understanding with any person. Neither Mr. Godden or Mr. Rone has engaged in any transaction that would be reportable as a related party transaction under Item 404(a) of Regulation S-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 8, 2026

SILVERBOX CORP IV

By:	/s/ Stephen M. Kadenacy
Name:	Stephen M. Kadenacy
Title:	Chairman and Chief Executive Officer